Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on November 9, 2021

Registration Statement No. 333-228632-09

*Full Pricing* $901mm+ ($807mm+ Offered Notes) AmeriCredit Automobile Receivables Trust 2021-3

Joint Bookrunners: Citi (Str), RBC Capital Markets, Societe Generale, TD Securities, Wells Fargo

Co-Managers: Barclays, BMO Capital Markets, Deutsche Bank, Morgan Stanley

Selling Group: Great Pacific Securities

Anticipated Capital Structure:

CL	AMT (MM)*	WAL**	D/M***	L.FINAL	BENCH	SPRD	YLD	CPN	$Px
===========================================================================================================
A-1	$144.600	0.19	R-1 (h)/P-1	11/18/22	IntL	+6	0.18313%	0.18313%	100.00000

A-2	$290.000	0.91	AAA/Aaa	02/18/25	EDSF	+15	0.412%	0.41%	99.99850

A-3	$224.440	2.14	AAA/Aaa	08/18/26	ISWPS	+11	0.767%	0.76%	99.98777

B	$62.100	2.98	AA/Aa2	08/18/27	ISWPS	+30	1.182%	1.17%	99.97338

C	$86.100	3.51	A/A2	08/18/27	ISWPS	+45	1.419%	1.41%	99.98351

D	$67.000	–Retained–

E	$27.270	–Retained–
=========================================================================================================

*Deal will not grow

**1.50% ABS with a 10% clean-up call

***Minimum expected ratings

-Deal Summary-

Offered Amount: $807,240,000 (no grow)

BBG Ticker: AMCAR 2021-3

Settlement Date: 11/17/2021

First Payment Date: 12/20/2021

ERISA Eligible: Yes

Minimum Denominations: $1k x $1k

Format: Public

-Available Information-

* Preliminary OM and CDI File (attached)

* Intex Deal Name: XACAR2103 Password: 9692

* Link: https://dealroadshow.com Passcode: AMCAR213

CUSIP SEC Registered

A1 03066JAA1

A2 03066JAB9

A3 03066JAC7

B 03066JAD5

C 03066JAE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.